EXECUTION COPY

CALL OPTION AGREEMENT

dated as of March 28, 2006

by and between

J.P. Morgan Securities Ltd., as Purchaser,

and

D. E. Shaw Laminar Emerging Markets, L.L.C., as Seller

TABLE OF CONTENTS

Page No.

ARTICLE I

CALL OPTION; CLOSINGS

1.01	Call Option	1
1.02	Closing	2
1.03	Closing Deliverables	2
1.04	Purchase Price	3
1.05	Further Assurances	3

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

2.01	Organization; Qualification; Power and Authority; Title	3
2.02	Execution and Delivery	4
2.03	No Conflicts	4
2.04	Legal Proceedings	5
2.05	Brokers	5
2.06	Securities Law Matters	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01	Organization, Qualification, Power and Authority	5
3.02	Execution and Delivery	5
3.03	No Conflicts	6
3.04	Legal Proceedings	6
3.05	Brokers	6
3.06	Securities Law Matters	6

ARTICLE IV

COVENANTS OF SELLER

4.01	Regulatory and Other Approvals	7
4.02	Fulfillment of Conditions	8
4.03	Assignment of Indemnity Rights	8
4.04	Existence of the Pledge	8

ARTICLE V

COVENANTS OF PURCHASER

5.01	Regulatory and Other Approvals	8
5.02	Fulfillment of Conditions	8
5.03	Securities Restrictions	9

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

6.01	Representations and Warranties	9
6.02	Performance	9
6.03	Officer’s Certificates	10
6.04	Laws	10
6.05	Governmental or Regulatory Consents and Approvals	10
6.06	Pledge Agreement	10
6.07	Transfer of Shares	10

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

7.01	Representations and Warranties	10
7.02	Performance	11
7.03	Officer’s Certificate	11
7.04	Laws	11
7.05	Governmental or Regulatory Consents and Approvals	11

ARTICLE VIII

SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES

8.01	Survival of Representations and Warranties	11
8.02	No Other Representations or Warranties	11

ARTICLE IX

INDEMNIFICATION; LOSS SHARING

9.01	Indemnification	11
9.02	Method of Asserting Claims	13
9.03	Exclusivity	14
9.04	No Consequential or Punitive Damages	14
9.05	Currency	15

ARTICLE X

TERMINATION

10.01	Termination	15
10.02	Effect of Termination	15

ARTICLE XI

DEFINITIONS

11.01	Definitions	15

ARTICLE XII

MISCELLANEOUS

12.01	Notices	17
12.02	Entire Agreement	18

12.03	Expenses	18
12.04	Public Announcements	18
12.05	Waiver	18
12.06	Amendment	19
12.07	No Third Party Beneficiary	19
12.08	No Assignment; Binding Effect	19
12.09	Enforcement of Agreement	19
12.10	Headings	19
12.11	Governing Law; Consent to Jurisdiction	19
12.12	Invalid Provisions	20
12.13	Counterparts	20

INDEX OF DEFINED TERMS

Page No.

Agreement	16
Applicable Purchase Price	3
Caja	2
Call Option	1
Call Option Notice	2
Claim Notice	16
Closing	16
Closing Date	16
EACH	1
EDIDESCA	1
Enron Entities	1
EPCA	1
Indemnification Limit	14
Indemnified Party	13
Indemnifying Party	13
Institutional Accredited Investor	7
JP Morgan Letter Agreement	16
Material Adverse Effect	16
Option Agreement	16
Option Period	1
Option Shares	1
Parties	1
Per Share Acquisition Price	16
Per Share Purchase Price	3
Pledge	1
Pledge Agreement	1
Ponderosa Guarantee	8
Purchaser	1
Purchaser Disclosure Schedule	16
Purchaser Documents	5
Seller	1
Seller Disclosure Schedule	16
Seller Documents	3
Seller Indemnified Group	17
Share Purchase Agreement	1
Shares	1
TGS	1
Threshold Amount	12
Transfer Taxes	17

This CALL OPTION AGREEMENT dated as of March 28, 2006 is made and entered into by and among J.P. Morgan Securities Ltd., a company with limited liability organized under the laws of England (“Purchaser”) and D. E. Shaw Laminar Emerging Markets, L.L.C., a Delaware limited liability company (“Seller” and together with Purchaser, the “Parties”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 11.01.

WHEREAS, Seller has entered into a share purchase agreement with Enron Pipeline Company Argentina S.A., an Argentine corporation (sociedad anónima) (“EPCA”), Enron Argentina Ciesa Holdings S.A., an Argentine corporation (sociedad anónima) (“EACH”), Enron de Inversiones de Energia S.C.A., an Argentine corporation (sociedad en comandita por acciones) (“EDIDESCA” together with EPCA and EACH, the “Enron Entities”), pursuant to which Seller has purchased from the Enron Entities 120,793,404 shares of Class B common stock, par value 1 Argentine Peso per share (the “Shares”), of Transportadora de Gas del Sur S.A., an Argentine corporation (sociedad anónima) (“TGS”), representing 15.2% of the outstanding shares of capital stock of TGS (the “Share Purchase Agreement”);

WHEREAS, Purchaser desires to obtain, and Seller desires to grant to Purchaser, the right to purchase from Seller up to 50% of the Shares (“Option Shares”) at Purchaser’s option commencing on the date hereof;

WHEREAS, in order to guarantee Seller’s fulfillment of its obligations hereunder in due time and manner, in particular with respect to its obligation to sell the Option Shares to Purchaser in accordance with the terms hereof, Seller grants in favor of Purchaser a first rank security interest over the Option Shares (the “Pledge”) commencing on the date hereof until the expiration of the Option Period (as defined in Section 1.01(a)) or until such time that Purchaser has purchased all of the Option Shares, whichever is sooner, in accordance with the terms of the Contracto de Prenda de Acciones (the “Pledge Agreement”) attached hereto as Exhibit A and executed as of the date hereof; and

WHEREAS, the Parties desire to enter into the transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

CALL OPTION; CLOSINGS

1.01	Call Option.

(a)          On the terms and subject to the conditions set forth herein, Seller hereby grants to Purchaser an irrevocable option (the “Call Option”) exercisable from time to time at any time during the period starting on the date hereof and ending on July 27, 2006 (the “Option Period”) to purchase (and upon exercise of the Call Option in accordance herewith, Seller irrevocably agrees to sell) all or any portion of the Option Shares specified by Purchaser, free and clear of any Lien, from Seller for an aggregate purchase price in respect of such Option Shares equal to the Applicable Purchase Price in respect of such Option Shares. The Call Option shall be exercisable at any time from time to time during the Option Period, but prior to any termination pursuant to Article X hereof, by delivery of written notice of such exercise to Seller (the “Call Option Notice”), which notice shall specify an effective date for such Call Option that is at least 10 Business Days and not more than 20 Business Days after the date of such Call Option Notice.

(b)          Upon the exercise of the Call Option, at the Closing Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the rights, title and interest of Seller in and to the number of Option Shares specified in the applicable Call Option Notice, free and clear from any Lien, on the terms and subject to the conditions set forth in this Agreement.

(c)          The Call Option may be exercised by Purchaser on one or any number of occasions, for an aggregate number of Shares not in excess of the total number of Option Shares.

1.02       Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article X, and, subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII, the Closing in respect of each exercise of the Call Option will take place at such place and time as Purchaser and Seller mutually agree, on the applicable Closing Date.

1.03	Closing Deliverables.

(a)          At each applicable Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

(i)	the certificate contemplated by Section 6.03;

(ii)          evidence reasonably satisfactory to Purchaser that the applicable number of Option Shares specified in the applicable Call Option Notice have been deposited in the account designated by Purchaser at least two Business Days prior to Closing in the Global Deposit System of Caja de Valores S.A. (“Caja”);

(iii)        if any, evidence of all consents, waivers, approvals, Orders, Licenses, authorizations, declarations, filings, notifications and reports contemplated by Section 6.05; and

(iv)         all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement.

(b)          At each applicable Closing, Purchaser shall deliver or cause to be delivered to or for the account of Seller the following:

(i)           the Applicable Purchase Price in respect of the number of Option Shares subject to the applicable Call Option Notice as provided in Section 1.04;

(ii)	the certificate contemplated by Section 7.03; and

(iii)         all other documents required to be delivered by Purchaser on or prior to the Closing Date pursuant to this Agreement.

1.04	Purchase Price.

(b) In consideration of the Call Option, on the date hereof, Purchaser will pay $1,691,108.00, in immediately available funds, to be wired to an account in New York, New York designated by Seller at least two Business Days prior to the date such payment is due.

(c) At each Closing, Purchaser will pay the Applicable Purchase Price in respect of the number of Option Shares subject to the applicable Call Option Notice, in immediately available funds, to be wired to an account in New York, New York designated by Seller at least two Business Days prior to the Closing Date. As used herein, the “Per Share Purchase Price” shall mean an amount equal to the applicable Per Share Acquisition Price. As used herein, the “Applicable Purchase Price” shall mean the amount equal to the applicable Per Share Purchase Price multiplied by the number of Option Shares purchased by Purchaser in the applicable Call Option exercise.

1.05       Further Assurances. At any time or from time to time after the Closing, each of the Parties hereto shall, at the expense of the Party making such request, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under, and give effect to the transactions contemplated by, this Agreement, including causing the good, valid and marketable title in the Option Shares subject to a Call Option exercise to vest in the name of Purchaser and causing the Pledge to be duly effected and recorded with the appropriate governmental authorities.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

2.01	Organization; Qualification; Power and Authority; Title.

(a)          Seller is a limited liability company validly existing and in good standing under the Laws of Delaware and has full limited liability company power and authority to conduct its business as and to the extent now conducted.

(b)          Seller has the requisite limited liability company power and authority to execute and deliver this Agreement, the Pledge Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed or delivered by such Seller in connection herewith (all such other agreements, documents, instruments and certificates required to be executed or delivered by Seller being hereinafter referred to, collectively, as the “Seller Documents”), to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, including without limitation the power and authority to own, hold, sell and transfer (pursuant to this Agreement) the Option Shares to be sold by it hereunder.

(c)          There are no voting trusts, proxies or other agreements or understandings with respect to the voting or disposition of, or otherwise relating to, the Option Shares. There does not exist nor is there outstanding any right, security or other agreement granted or issued to, or entered into with, any Person to cause Seller to issue or sell any Option Shares to any Person (including any warrant, option, call, preemptive right, convertible debt obligation, subscription for stock or securities convertible into stock of such companies or any other similar right, security, instrument or agreement). Seller beneficially owns and has good, valid and marketable title to all of the Option Shares, free and clear of all Liens. Upon consummation of the Closing, Purchaser shall own and have good, valid and marketable title to all of the Option Shares, free and clear of all Liens.

2.02       Execution and Delivery. The execution, delivery and performance by Seller of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize the execution, delivery or performance hereof or thereof or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Seller Documents will be, when delivered to Purchaser, duly executed and delivered by Seller, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, valid and legally binding obligations of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.03       No Conflicts. The execution and delivery by Seller of this Agreement does not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of its organizational documents or the organizational documents of its Affiliates;

(b)          subject to obtaining the consents, waivers, approvals, Orders, Licenses and authorizations of, or making the declarations or filings with, or providing the notifications or reports to the Persons or Governmental or Regulatory Authorities set forth on Section 2.03(b) of the Seller Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller or any of its Affiliates or their respective Assets and Properties; or

(c)          (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract, License or other arrangement to which Seller is a party or by which it or its Assets and Properties is bound or otherwise result in the creation or imposition of any Lien upon any of Seller’s Assets and Properties.

2.04       Legal Proceedings. There are no material Actions or Proceedings pending or, to the knowledge of Seller, threatened seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

2.05       Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, for a finder’s fee, brokerage commission or similar payment.

2.06	Securities Law Matters.

(a)          Neither Seller nor any Person acting on its behalf has engaged in any “directed selling efforts” (as defined under Regulation S) in the United States with respect to the Option Shares.

(b)          In connection with the transactions contemplated by this Agreement, Seller has not taken and will not take any action for the purpose of stabilizing or manipulating the price of the Option Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

3.01	Organization, Qualification, Power and Authority.

(a)          Purchaser is a company with limited liability, duly incorporated under the Laws of England, and has full capacity to conduct its business as and to the extent now conducted.

(b)          Purchaser has the requisite capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated hereby to be executed or delivered by Purchaser in connection herewith (all such other agreements, documents, instruments and certificates required to be executed or delivered by Purchaser being hereinafter referred to, collectively, as the “Purchaser Documents”), to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.02       Execution and Delivery. The execution, delivery and performance by the Purchaser of this Agreement and each of the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize the execution, delivery or performance hereof or thereof or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and each of the Purchaser Documents will be, when delivered to Seller, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Purchaser Documents when so executed and delivered will constitute, valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.03       No Conflicts. The execution and delivery by Purchaser of this Agreement and the Purchaser Documents do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation, bylaws or similar organizational documents of Purchaser;

(b)          subject to obtaining the consents, waivers, approvals, Orders, Licenses and authorizations of, or making the declarations or filings with, or providing the notifications or reports to, the Persons or Governmental or Regulatory Authorities set forth on Section 3.03(b) of the Purchaser Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law applicable to Purchaser or any of its Assets and Properties; or

(c)          (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any material Contract, License or other arrangement to which Purchaser is a party or by which any of its Assets and Properties is bound or otherwise result in the creation or imposition of any Lien upon any Assets and Properties of Purchaser.

3.04       Legal Proceedings. There are no material Actions or Proceedings pending or, to the knowledge of Purchaser, threatened seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

3.05       Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller for a finder’s fee, brokerage commission or similar payment.

3.06	Securities Law Matters.

(a)          Non-U.S Person. Purchaser is not a U.S. person (as defined under Regulation S).

(b)          Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2) or (7) under the Securities Act, or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”).

(c)          Own Account. Any purchase of the Option Shares by Purchaser will be for its own account, or for the account of one or more other Institutional Accredited Investors, in respect of each of which the requirements set forth in this paragraph are satisfied. If Purchaser is purchasing for the accounts of other Institutional Accredited Investors, (1) it exercises sole investment discretion for each such Institutional Accredited Investor with respect to any transactions in the Option Shares; (2) Purchaser reasonably believes that each such Institutional Accredited Investor can bear the economic risk of an investment in the Option Shares; and (3) Purchaser has all necessary authority to make the representations and agreements contained herein on behalf of, and to act for, each such Institutional Accredited Investor.

(d)          Financial Knowledge and Experience. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Option Shares, and, if Purchaser is purchasing the Option Shares for its own account, it can bear the economic risk of an investment in the Option Shares.

(e)          Investment Purposes. Any purchase of the Option Shares by Purchaser will be for investment and not with a view to resell or distribute such Option Shares (within the meaning of the Securities Act); provided that the disposition of its property and the property of any accounts for which it is acting as fiduciary shall remain at all times within Purchaser’s control.

(f)           Information on Shares. Purchaser has received a copy of any information it desires concerning the Option Shares or any other matter relevant to its decision to purchase the Option Shares.

(g)          Exemption from Securities Act. Purchaser understands that the Option Shares have not been and will not be registered under the Securities Act or any other applicable securities Law and Purchaser agrees, on its own behalf and on behalf of each account for which it acquires any Option Shares, that, if in the future it decides to offer, resell, pledge or otherwise transfer such Option Shares, such Option Shares may be offered, sold, pledged, or otherwise transferred only in compliance with the applicable requirements of the Securities Act.

ARTICLE IV

COVENANTS OF SELLER

4.01       Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, following the exercise of the Call Option, Seller will as promptly as practicable, (a) use its commercially reasonable efforts to obtain all consents, waivers, approvals, Orders, Licenses or authorizations of, make all declarations and filings with, and give all notifications and reports to, any Governmental or Regulatory Authority required of Seller to consummate the transactions contemplated hereby, including without limitation, those referenced in Section 2.03(b) and those set forth on Section 2.03(b) of the Seller Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities as such Governmental or Regulatory Authorities may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Section 5.01. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and Seller will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority regarding any of the transactions contemplated by this Agreement.

4.02       Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, following the exercise of the Call Option, Seller will use its commercially reasonable efforts to proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement.

4.03       Assignment of Indemnity Rights. Effective as of each applicable Closing Date, Seller hereby assigns to Purchaser, and Purchaser hereby assumes, that portion of the indemnification rights of the Seller under Article IX of the Share Purchase Agreement and the related rights of Seller under the Guarantee Agreement delivered by Ponderosa to the Seller on January 18, 2006 (the “Ponderosa Guarantee”), as they relate to the applicable Option Shares acquired by Purchaser on such Closing Date. Seller and Purchaser agree to execute any additional documents or instruments reasonably necessary to more fully effect the assignment and assumption contemplated by this Section 4.03.

4.04       Existence of the Pledge. Seller shall take all necessary action to ensure that the Pledge shall be in full force and effect over the Option Shares not purchased by Purchaser hereunder.

ARTICLE V

COVENANTS OF PURCHASER

5.01       Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, following the exercise of the Call Option, Purchaser will (a) use commercially reasonable efforts to obtain all consents, approvals or actions of, make all filings with and give all notices to, Governmental or Regulatory Authorities required of Purchaser to consummate the transactions contemplated hereby, including, without limitation, those set forth on Section 3.03 of the Purchaser Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller in connection with the performance of its obligations under Section 4.01. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

5.02       Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, following the exercise of the Call Option, Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement.

5.03       Securities Restrictions. (a) Prior to the earlier of the expiration of the Option Period and the purchase and sale of all Option Shares hereunder, Purchaser shall not, and shall not permit any Affiliate or Person acting on its or their respective behalf to, engage in any directed selling efforts (as defined in Regulation S) in the United States.

(b)          Purchaser acknowledges that Option Shares acquired hereunder (i) are acquired in a transaction exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act and have not been registered under the Securities Act and (ii) may not be offered, sold, pledged or otherwise transferred prior to the date 40 days after the Closing of the applicable acquisition of such Option Shares hereunder, except outside the United States in accordance with Rule 903 or 904 of Regulation S, in each case in accordance with any other applicable securities Laws.

(c)         Purchaser shall ensure that it, its Affiliates and any Person acting on its or their respective behalf complies with any applicable offering restrictions under Regulation S with respect to the Option Shares it acquires hereunder and will cause any subsequent transferee to agree to comply with any such applicable offering restrictions.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement in respect of any applicable exercise of the Call Option is subject to the fulfillment, at or before the applicable Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01       Representations and Warranties. Each of the representations and warranties of Seller contained herein and in the Seller Documents shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such date (except, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct as of such specific date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties contained in Sections 2.01, 2.02 and 2.05 shall be true and correct in all respects as of the date hereof and as of the Closing Date.

6.02       Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

6.03       Officer’s Certificates. Purchaser shall have received a certificate from Seller to the effect set forth in Sections 6.01 and 6.02, dated the applicable Closing Date, signed on behalf of Seller by an authorized officer.

6.04       Laws. There shall not be in effect on the Closing Date any Law seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

6.05       Governmental or Regulatory Consents and Approvals. All consents, waivers, approvals, Orders, Licenses and authorizations of, declarations and filings with, and notifications and reports to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their respective obligations under this Agreement, and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

6.06       Pledge Agreement. Purchaser shall have received a fully executed copy of the Pledge Agreement pursuant to which the Pledge shall be in full force and effect in respect of the Option Shares.

6.07       Transfer of Shares. Seller shall deliver, or cause to be delivered, the applicable number of Option Shares specified in the applicable Call Option Notice into Purchaser’s custodial account with Caja’s Global Deposit System.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement in respect of any applicable exercise of the Call Option is subject to the fulfillment, at or before the applicable Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

7.01       Representations and Warranties. Each of the representations and warranties of Purchaser contained herein and in the Purchaser Documents shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such date (except, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be, subject to the qualifications set forth above, true and correct as of such specific date), except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification contained therein), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated herein; provided that the representations and warranties contained in Sections 3.01, 3.02, and 3.05 shall be true and correct in all respects as of the date hereof and as of the Closing Date.

7.02       Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03       Officer’s Certificate. Seller shall have received a certificate from Purchaser to the effect set forth in Sections 7.01 and 7.02, dated the applicable Closing Date, signed by an authorized officer.

7.04       Laws. There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.05       Governmental or Regulatory Consents and Approvals. All consents, waivers, approvals, Orders, Licenses and authorizations of, declarations and filings with, and notifications and reports to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

ARTICLE VIII

SURVIVAL; NO OTHER REPRESENTATIONS OR WARRANTIES

8.01       Survival of Representations and Warranties. The representations and warranties of Seller contained in Article II of this Agreement and the representations and warranties of Purchaser contained in Article III of this Agreement will survive until September 30, 2007, except that any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX.

8.02       No Other Representations or Warranties. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each Party hereto that none of Seller or any of its officers, directors, employees or Representatives are making or have made any other representation or warranty whatsoever, express or implied, at law or in equity, whether under Contract, tort or other applicable Law, except those representations and warranties contained in Article II and the certificates delivered pursuant to Section 6.03.

ARTICLE IX

INDEMNIFICATION; LOSS SHARING

9.01	Indemnification.

(a)          Following the Closing, subject to the other provisions of this Article IX, Seller shall indemnify the members of the Purchaser Indemnified Group in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them resulting from, arising out of, or relating to:

(i)           any breach of any representation or warranty on the part of Seller contained in Article II or in any Seller Document; and

(ii)          any breach of any covenant or agreement on the part of Seller contained herein or in any Seller Document.

Seller shall not be liable for any Losses with respect to the matters set forth in Section 9.01(a)(i) unless (x) a claim is timely asserted during the survival period specified in Section 8.01 and (y) the aggregate of all Losses under Section 9.01(a)(i) exceeds, on a cumulative basis, 1% of the aggregate of all payments of Applicable Purchase Price hereunder (the “Threshold Amount”), at which point those members of the Purchaser Indemnified Group who have asserted a claim shall be entitled to indemnification under Section 9.01(a)(i) for the entire aggregate amount of Losses then existing and thereafter arising, including the Threshold Amount (provided that the foregoing limitation in clause (y) shall not apply to any obligation or liability under Section 9.01(a)(i) arising out of or related to a breach of any of the representations set forth in Sections 2.01, 2.02 and 2.05). For the avoidance of doubt, the limitations in this paragraph do not apply to clause (ii) of this Section 9.01(a).

(b)          Following the Closing, subject to the other provisions of this Article IX, Purchaser shall indemnify the members of the Seller Indemnified Group in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them resulting from, arising out of, or relating to:

(i)           any breach of any representation or warranty on the part of Purchaser contained in Article III or in any Purchaser Document; and

(ii)          any breach of any covenant or agreement on the part of Purchaser contained herein or in any Purchaser Document.

Purchaser shall not be liable for any Losses with respect to the matters set forth in Section 9.01(b)(i) unless (x) a claim is timely asserted during the survival period specified in Section 8.01 and (y) the aggregate of all Losses under Section 9.01(b)(i) exceeds, on a cumulative basis, the Threshold Amount, at which point those members of the Seller Indemnified Group who have asserted a claim shall be entitled to indemnification under Section 9.01(b)(i) for the entire aggregate amount of Losses then existing and thereafter arising, including the Threshold Amount (provided that the foregoing limitation in clause (y) shall not apply to any obligation or liability under Section 9.02(b)(i) arising out of or related to a breach of any of the representations set forth in Sections 3.01, 3.02 and 3.05). For the avoidance of doubt, the limitations in this paragraph do not apply to clause (ii) of this Section 9.01(b).

(c)          Each of Seller and Purchaser agrees to indemnify and hold harmless the Purchaser Indemnified Group or Seller Indemnified Group, as applicable, from and against 50% of any and all Losses suffered, incurred or sustained by the Seller Indemnified Group or Purchaser Indemnified Group, as applicable (except to the extent such Losses are found by final nonappealable judgment to have arisen from the willful misconduct or gross negligence of such party), resulting from, arising out of, or relating to any Actions or Proceedings by a third party against (i) either Seller or Purchaser in connection with the transactions contemplated by this Agreement and (ii) Seller in connection with the transactions contemplated under the Share Purchase Agreement or the Option Agreement.

(d)          In calculating any amount of Losses recoverable pursuant to this Section 9.01, the amount of such Losses shall be reduced by (i) any insurance proceeds actually received from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the party entitled to indemnification (the “Indemnified Party”) in obtaining such insurance proceeds (including the cost of maintaining any insurance policy) and (ii) any actual recoveries from third parties pursuant to indemnification (or otherwise) (including any insurer) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment (including the cost of maintaining any insurance policy). If any Losses for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the other party (the “Indemnifying Party”) (provided that such amount shall not exceed, in any event, the amount so previously paid in respect thereof by the Indemnifying Party). Notwithstanding anything to the contrary, for the purposes of calculating the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for determining whether a breach of a representation or warranty has occurred), each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality qualifier, including “Material Adverse Effect,” contained therein.

(e)          No right of indemnification hereunder shall be limited in any respect by any investigation by any Person, whether pre-claim or post-claim, or the decision by any Person to complete the Closing.

9.02      Method of Asserting Claims. Whenever a claim shall arise for indemnification under this Article IX, the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party of such claim and, when known, the facts constituting the basis for such claim; provided, however, that failure to promptly give such Claim Notice shall not release the Indemnifying Party from its obligations under Section 9.01, except to the extent that the Indemnifying Party is materially prejudiced by such failure. In the event of any such claim for indemnification resulting from or in connection with a claim or Actions or Proceedings by a third party, the Indemnifying Party may, if it acknowledges in writing its full responsibility hereunder for paying or otherwise discharging such claim or Actions or Proceedings, assume, at its sole cost and expense, the defense thereof by written notice within 30 calendar days, using counsel that is reasonably satisfactory to the Indemnified Party (and whose fees shall be borne by the Indemnifying Party). If an Indemnifying Party assumes the defense of, and the full responsibility for paying or otherwise discharging, any such claim or Actions or Proceedings, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages payable by the Indemnifying Party without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or Actions or Proceedings by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Actions or Proceedings by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article IX, at the Indemnifying Party’s expense, subject to Section 9.01(c). So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in writing promptly following notice thereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Article IX, and the costs of such actions taken by the Indemnified Party shall be paid by the Indemnifying Party.

9.03       Exclusivity. After the Closing, the indemnities set forth in this Article IX shall be the sole and exclusive remedies of the Purchaser Indemnified Group and the Seller Indemnified Group for any breach of any representation or warranty made in or pursuant to this Agreement; provided, however, that the foregoing shall not limit the right of any Party hereto to seek recovery for fraud, willful misconduct or intentional misrepresentation. Notwithstanding anything to the contrary in this Agreement, after the Closing and except in the case of fraud, willful misconduct or intentional misrepresentation, (a) the liability of Seller to indemnify the Purchaser Indemnified Group pursuant to Section 9.01(a)(i) for the aggregate of all Losses under this Article IX shall be limited to 25% of the aggregate of all payments of Applicable Purchase Price hereunder (the “Indemnification Limit”), and (b) the Purchaser Indemnified Group shall not be entitled to seek or receive payment from Seller for any amounts in respect of indemnification claims under such Section 9.01(a)(i) in excess of the Indemnification Limit. No Person who was an officer, director or stockholder of Seller prior to the Closing or any of their respective Affiliates shall have any liability to make any payment in respect of any breach of any representation or warranty made in this Agreement, except for Seller’s indemnification obligations under this Article IX. Notwithstanding anything to the contrary in this Agreement, after the Closing and except in the case of fraud, willful misconduct or intentional misrepresentation, (a) the liability of Purchaser to indemnify the Seller Indemnified Group pursuant to Section 9.01(b)(i) shall be the Indemnification Limit, and (b) the Seller Indemnified Group shall not be entitled to seek or receive payment from Purchaser for any amounts in respect of indemnification claims under such Section 9.01(b)(i) in excess of such amount.

9.04       No Consequential or Punitive Damages. Anything herein to the contrary notwithstanding, no Party hereto shall, under any circumstances, be liable to any other party for any consequential, exemplary, special, incidental or punitive damages claimed by such other Party under the terms of or due to any breach of this Agreement or the transactions contemplated hereby.

9.05       Currency. All indemnity payments under this Agreement shall be payable in United States dollars. If any indemnification claims are incurred in a currency other than United States dollars, then such amount denominated in such foreign currency shall be converted into an amount denominated in U.S. Dollars using the noon buying rate for such foreign currency as certified by the New York Federal Reserve Bank on the Business Day immediately preceding the date on which such payment is to be paid.

ARTICLE X

TERMINATION

10.01     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)          at any time before the Closing, by mutual written agreement of Seller and Purchaser;

(b)          by Purchaser or Seller, upon written notice to the other Party, if any Governmental or Regulatory Authority issues an Order, or takes any other action which permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby, and such Order shall have become final and nonappealable;

(c)          by Purchaser or Seller on (i) the expiration of the Option Period if the Call Option Notice shall not have been delivered prior to such date or (ii) October 27, 2006 if the Call Option Notice shall have been delivered prior to the expiration of the Option Period but the Closing shall not have occurred on or before October 27, 2006 and such failure to consummate is not caused by a breach of this Agreement by the Party seeking such termination.

10.02          Effect of Termination. In the event of termination under Sections 10.01(b) or 10.01(c), this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any Party, except that the Letter Agreement shall survive in accordance with its terms and Sections 10.02, 12.03, and 12.12 shall also survive such termination. Upon any termination hereof pursuant to Section 10.01, no Party hereto shall thereafter have any further Liability hereunder (except as expressly provided herein); provided, however, that no such termination shall relieve any Party of any Liability for any breach of any term hereof prior to the date of such termination.

ARTICLE XI

DEFINITIONS

11.01	Definitions.

(a)          Incorporation of Defined Terms. Capitalized defined terms used herein and not otherwise defined shall have the meanings indicated in the Share Purchase Agreement.

(b)          Other Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Agreement” means this Call Option Agreement, the Seller Disclosure Schedule, and the Purchaser Disclosure Schedule, as the same shall be amended from time to time.

“Claim Notice” means written notification pursuant to Section 9.02 of a claim as to which indemnity under Section 9.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Closing” means the closing of the transactions contemplated by Article I.

“Closing Date” means (i) a Business Day on or following the effectiveness date specified in each Call Option Notice, which is not less than five Business Days after the day on which all of the conditions under Articles VI and VII (other than those that by their nature are intended to be satisfied at the Closing) have been satisfied or waived, or (ii) such other date on or following the effectiveness date set forth in the Call Option Notice, as Purchaser and Seller mutually agree upon in writing.

“JP Morgan Letter Agreement” means the letter agreement dated December 5, 2005 between J.P. Morgan Securities Ltd. and D. E. Shaw Laminar Portfolios, L.L.C.

“Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the ability of Seller to consummate the transactions contemplated hereby or transfer good, valid and marketable title to the Shares to Purchaser, free and clear of any Liens.

“Option Agreement” means the Option Agreement (For TGS Shares), dated as of January 18, 2006, by and between Seller and EPCA contemplating, among other things, Seller’s right to purchase 34,133,200 shares of Class B common stock, par value 1 Argentine Peso per share, of TGS from EPCA at Seller’s option, and EPCA’s right to require Seller to purchase such shares from EPCA at EPCA’s option.

“Per Share Acquisition Price” means the amount equal to $0.94873 per Option Share for any Call Option in respect of which the Call Option Notice is delivered in accordance with Section 1.01 on or prior to March 28, 2006; provided that for any Call Option in respect of which the Call Option Notice is delivered in accordance with Section 1.01 after March 28, 2006, the “Per Share Purchase Price” shall be an amount equal to $0.94873 per Option Share increased at a rate equal to 20% annually, accruing from March 28, 2006, computed on the basis of a 360-day year consisting of twelve 30-day months.

“Purchaser Disclosure Schedule” means the Disclosure Schedule delivered to Seller by Purchaser on, and which is dated as of, the date hereof.

“Seller Disclosure Schedule” means the Disclosure Schedule delivered to Purchaser by Seller on, and which is dated as of, the date hereof.

“Seller Indemnified Group” means Seller and each of its Affiliates, together with their successors and permitted assigns, and their officers, directors, employees, agents, advisors, stockholders, partners, members and Representatives.

“Transfer Taxes” means all sales, use, transfer, securities transaction, real property transfer, reporting, share transfer, and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement, provided that such term shall not include any Tax (including any withholding tax) imposed on gain resulting from the sale or other transfer of the Shares.

(c)          Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) “including” means “including, without limitation,”; and (vi) the phrase “ordinary course of business” refers to the Business consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE XII

MISCELLANEOUS

12.01     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission or other electronic transmission service, or by overnight mail, to the Parties at the following addresses or facsimile numbers (or such other address or facsimile number as such Party may have specified by notice given to the other Parties pursuant to this Section 12.01):

If to Purchaser, to:

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

Facsimile No.: (44) (207) 777-4993

Attention: Daniel Pinto

If to Seller, to:

D. E. Shaw Laminar Emerging Markets, L.L.C.

120 West 45th Street

New York, New York 10036

Facsimile No.: (212) 478-0100

Attention: General Counsel

Brandon Baer

With a copy to:

Attention:	Jenny Bachtell
Facsimile No.: (212) 845-1879

12.02     Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and the annexes thereto; the attached exhibits and schedules hereto, if any; and the certificates to be delivered pursuant to the terms hereof) and the JP Morgan Letter Agreement supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and contain the sole and entire agreement among the Parties with respect to the subject matter hereof. No other form of compensation is being exchanged between the Parties in conjunction with this Agreement.

12.03     Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 10.02), whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby; provided, that Purchaser agrees to reimburse Seller for 50%, without duplication, of all costs and expenses Seller has reimbursed to the “Sellers” (as defined in each of the Share Purchaser Agreement and Option Agreement) pursuant to Section 12.03 of each of the Share Purchase Agreement and the Option Agreement. Notwithstanding the foregoing, Seller shall timely pay, and shall indemnify and hold harmless Purchaser against, all Transfer Taxes, if any, incurred in connection with the transactions contemplated by this Agreement (regardless of the Party upon whom such Transfer Taxes are initially imposed), and the Party required by applicable Law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Party will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid by Seller.

12.04     Public Announcements. At all times at or before the Closing, neither Seller nor Purchaser shall, and Seller shall use its reasonable commercial efforts to cause TGS not to, issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. If either Seller or Purchaser is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party with a copy thereof. Seller and Purchaser will also obtain the other Party’s prior approval of any press release to be issued following the Closing announcing the consummation of the transactions contemplated by this Agreement.

12.05     Waiver. At any time prior to the Closing Date, either Seller or Purchaser may, at their sole discretion, (a) extend the time for the performance of any of the obligations or other acts of the parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in a writing signed on behalf of such Party. No waiver by either Seller or Purchaser of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

12.06     Amendment. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference hereto and duly executed by or on behalf of each Party hereto.

12.07     No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

12.08     No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto given at its discretion and any attempt to do so will be void; provided, however, that Purchaser may assign its rights and obligations hereunder to any Affiliate. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the Parties hereto and their respective successors and permitted assigns.

12.09     Enforcement of Agreement. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement (including the failure by any Party to take such actions as are required of it hereunder to consummate this Agreement) was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.10     Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

12.11	Governing Law; Consent to Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such jurisdiction, without giving effect to the conflicts of laws principles thereof.

(b)          Seller and Purchaser hereby irrevocably consent that any legal Action or Proceeding against any Party or any of its assets with respect to this Agreement may be brought in any jurisdiction where any of the other Parties or any of its assets may be found, or in any court of the State of New York or any Federal court of the United States of America located in New York, New York, in the Borough of Manhattan, as the Party commencing the suit may elect, and by execution and delivery of this Agreement each Party hereby irrevocably submits to and accepts with regard to any such Action or Proceeding, for itself and in respect of its assets, generally and unconditionally, the jurisdiction of the aforesaid courts. Purchaser hereby irrevocably designates, appoints and empowers J.P. Morgan Securities Inc. at its principal office at 270 Park Avenue, New York, New York, Attention: Silvina Nunez, as its authorized agent for service of process in the State of New York in any suit or proceeding with respect to this Agreement. A copy of any such process served on such agent shall be promptly forwarded by airmail by the Person commencing such proceeding to the relevant Party at its address set forth in Section 12.01 hereof, but the failure of such Party to receive such copies shall not affect in any way the service of such process as aforesaid. The Parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such Action or Proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Seller or Purchaser at their respective addresses set forth in Section 12.01. The foregoing, however, shall not limit the rights of either Party to serve process in any other manner permitted by Law or to bring any legal Action or Proceeding or to obtain execution of judgment in any jurisdiction. The Parties further agree that final judgment against any Party in any legal Action or Proceeding in connection with this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and the amount of such Party’s indebtedness. Seller and Purchaser hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding arising out of or relating to this Agreement brought in the State of New York, and hereby further irrevocably waives any claim that any such Action or Proceeding brought in the State of New York has been brought in an inconvenient forum. To the extent that Seller or Purchaser may, in any jurisdiction in which proceedings may occur, at any time be taken for the determination of any question arising under or for the enforcement of this Agreement be entitled to claim or otherwise be accorded for itself or its property, assets or revenues immunity from suit or attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction, there may be attributed to it, or its property, assets or revenues such immunity (whether or not claimed), Seller and Purchaser hereby irrevocably agrees not to make such claim and waives such immunity to the fullest extent permitted by the Laws of such jurisdiction.

12.12     Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

12.13     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each Party hereto as of the date first above written.

J.P. MORGAN SECURITIES LTD. By: ____________________________________________ Name: Title: D. E. SHAW LAMINAR EMERGING MARKETS, L.L.C. By: ____________________________________________ Name: Title:

[Signature Page to Call Option Agreement]